                                                                   EXHIBIT 10.17

                 UNAMANAGED PRIVATE NETOWRK SERVICES AGREEMENT
                                 [NO EQUIPMENT]

         THIS UNMANAGED PRIVATE NETOWRK SERVICES AGREEMENT ("Agreement") is entered into this 30th day of September, 2003 ("Effective Date") by and between SAVVIS Communications Corporation, a Missouri corporation ("SAVVIS") and Dex Media, Inc. ("Customer").

         WHEREAS, Customer desires to obtain from SAVVIS certain services, all as described herein; and

         WHEREAS, SAVVIS, through itself and/or any of its licensed affiliates, is desirous of providing such services to Customer, all on the terms and conditions as set forth herein;

         NOW, THEREFORE, the parties hereto agree as follows:

1. CONNECTIONS AND DEMARCATION. SAVVIS shall provide Customer the network connections (the "Connection(s)") and other services (the Service(s)"), described on Exhibit A attached hereto and incorporated herein, for the price and on the terms as set forth on Exhibit A. The parties acknowledge that SAVVIS' obligation to provide the Connection(s)/Service(s) is subject to its having obtained all of the requisite licenses and consents to provide the Connection(s)/Service(s) described herein. From time to time Customer may order additional Connection(s)/Service(s) at such prices as shall be agreed upon by the parties, which Connection(s)/Service(s) shall be governed by the terms and conditions of this Agreement and which shall be evidenced by a service order (the "Service Order"). The LEC (Local Exchange Carrier) at the last serving CO (Central Office) shall be the Connection demarcation point.

2. SERVICE LEVEL AGREEMENT AND ADDITIONAL SERVICES. SAVVIS shall provide Customer the Service Level Agreement ("SLA") as described on Exhibit B attached hereto and incorporated herein. Credits under the SLA shall be Customer's exclusive remedy for SLA deficiencies or any deficiencies in service and shall be paid to Customer in accordance with the SLA only if Customer is not in default of the Agreement at the time of such claim for credit and was not in default of the Agreement during the period in which the deficiency occurred. Any service performed by SAVVIS beyond that explicitly described in Exhibit A shall be at an additional cost, and Customer shall reimburse SAVVIS for such additional costs invoiced. The rates and description for some additional services are attached hereto and incorporated herein as Exhibit C.

3. TERM. The term of the Agreement shall be two (2) years from the Effective Date, which term shall renew automatically for successive periods equal to one (1) month until the termination or expiration of the last Connection/Service ("Agreement Term"). Each Connection/Service shall have a minimum term of two (2) years for such Connection/Service commencing from the activation of such Connection or the delivery of Service ("Connection/Service Initial Term"). Each Connection/Service shall automatically renew for successive periods equal one (1) month for such Connection/Service unless terminated in writing by either party at least thirty (30) days prior to the then current date for termination. SAVVIS reserves the right to change its rates or the SLA during any renewal term by notifying Customer at least ninety (90) days in advance of the effective date of such rate or SLA change, provided however if the parties are negotiating in good faith the rate and/or SLA change, such change shall not be effective until the earlier of (i) when such change has been agreed upon by the parties, or (ii) one hundred and twenty (120) days from the date SAVVIS notifies Customer of such change.

4. NO EQUIPMENT. This Agreement does not include equipment provided by SAVVIS. Customer has purchased an unmanaged service, and SAVVIS shall have no obligation to perform any consultative, administrative, maintenance, or other services relating to Customer's or its customer's premise equipment(s). If Equipment is ordered by Customer and provided by SAVVIS under this Agreement, the parties shall agree to amendment governing Customer and its end-users use and protection of such Equipment.

5. PAYMENT. In the event that Customer's Connections are for a private network or an extranet exchange, billing shall commence five (5) days after delivery by SAVVIS to the CFA (Channel Facility Assignment) to Customer. In the event that Customer's Connection(s) is/are for a private network plus Internet, Managed IP Internet, Internet plus Firewall or Internet only, commencement of billing shall be as follows: (i) billing shall commence five (5) days after acceptance by SAVVIS of the local loop if Internet access resides on such Connection; or (ii) billing shall commence after SAVVIS activates the Connection on the WAN side or is ready to activate at least two Connections on the WAN side, whichever is earlier. In the event that Customer's Connection requires an extended demarcation, such extended demarcation shall be Customer's sole responsibility and shall not affect SAVVIS' right to commence billing. The installation fee shall be due after SAVVIS activates the Connection on the WAN side or is ready to activate at least two Connections on the WAN side, whichever is earlier. Billing shall commence on any Service when SAVVIS delivers such Service to Customer. Customer will be invoiced monthly for all amounts due and owing to SAVVIS. All payments are due within thirty (30) days after the date of such invoice without set-off or demand. All payments required by this Agreement are exclusive of any national, state, municipal, or other governmental excise, sales, value-added and occupational taxes and other fees and levies, all of which the Customer shall be responsible for and will pay in full, other than taxes based on SAVVIS' net income. Customer will be deemed to be in default hereunder if payment is not received within thirty (30) days after the date of such invoice. In addition to its other remedies, SAVVIS may charge Customer an interest rate equal 1-1/2% per month on any amount past due but only after the 45th day from the date of invoice. In the event SAVVIS is unable to activate the Connection(s) or deliver the Service(s) due to any reason, issue or delay caused either directly or indirectly by the Customer or its agents, such Connection(s) will be deemed activated or Service(s) shall be deemed delivered and SAVVIS shall commence billing when SAVVIS is ready to activate such Connection or deliver such Service, without regard to whether Customer's servers are active on the Customer end or whether Customer fails to connect or disconnects the Connection(s)/Service(s).

6. ACCEPTABLE USE. SAVVIS' network may only be used for lawful purposes. SAVVIS reserves the right to monitor Customer's activity for internal network utilization and reliability purposes. SAVVIS' utilization and reliability monitoring does not include examination of Customer payload data unless (i) such examination is deemed necessary to troubleshoot a Customer issue, and the Customer consents to such examination; or (ii) such examination is pursuant to any judicial order, search warrant, or statutory requirement, in which event SAVVIS shall provide notice thereof to Customer, to the extent that the judicial order, search warrant, or statutory requirement permits said notice. Any monitoring by SAVVIS is subject to the confidentiality provision set forth in this Agreement.

The transmission of any material in violation of any federal, state, or other applicable law or regulation is prohibited. This includes, but is not limited to, copyrighted material, material legally judged to be threatening or obscene, material protected by trade secret or material that is otherwise deemed to be proprietary or judged by SAVVIS to be inappropriate or improper, such as unsolicited e-mail messages. SAVVIS has zero tolerance for unsolicited e-mail messages and reserves the right to immediately terminate the Connection(s)/Service(s) or Agreement in the event that SAVVIS becomes aware that Customer, or persons making use of Customer's Connections/Services, (i) is/are using the SAVVIS network for the distribution of unsolicited e-mail messages, or (ii) is otherwise in breach of this Section. Notwithstanding the foregoing, any indirect or attempted violations of this section or SAVVIS' Acceptable Use Policy located on its website at http://www.savvis.net/company/profile/aup.html, or actual or attempted violations by a third party on behalf of Customer or its end-user, shall be considered a violation of the Agreement by Customer. SAVVIS-provided facilities, DNS, Connection(s) or Service(s) may not be used to send unsolicited commercial e-mails, nor may SAVVIS facilities, DNS, Connection(s) or Service(s) be used to host any web site or other network resource which is advertised directly or indirectly through unsolicited commercial e-mail. In the absence of verifiable proof to the contrary, SAVVIS considers complaints by recipients of e-mails to be de-facto proof that the recipient did not "opt-in" or otherwise ask to receive the e-mail(s) about which a complaint was generated. Notwithstanding the foregoing, unless prevented by a lawful order issued by a court of competent jurisdiction, statute, immediate termination notice received from SAVVIS' upstream provider, or SAVVIS' sole but reasonable determination that its network or customers are in immediate jeopardy, SAVVIS will attempt to notify customer prior to taking any action that would result in a service interruption.

Notwithstanding the above, the parties agree that the AUP shall only apply to Connections/Services that access and/or traverse the public network.

7. DISCLAIMERS OF WARRANTY. SUBJECT TO THE SERVICE LEVEL AGREEMENT SET FORTH ON EXHIBIT B, SAVVIS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THIS INCLUDES LOSS OF DATA RESULTING FROM DELAYS, NONDELIVERIES, MISDELIVERIES, OR SERVICE INTERRUPTION HOWEVER CAUSED. USE OF ANY INFORMATION OBTAINED BY SAVVIS' NETWORK IS AT YOUR OWN RISK. SAVVIS SPECIFICALLY DISCLAIMS ANY RESPONSIBILITY FOR THE ACCURACY OR QUALITY OF INFORMATION OBTAINED THROUGH ITS SERVICES.

8.       DEFAULT AND TERMINATION FOR CONVENIENCE.

DEFAULT: Subject to the remedies set forth in the SLA, which shall be Customer's sole remedy for SAVVIS' breach of the SLA or any deficiencies in service, and further subject to Sections 5 (Payment) and 6 (Acceptable Use) herein which shall not be subject to the cure periods of this Section 8, upon the occurrence of a breach by either party of any provision hereunder, the non-breaching party shall provide the breaching party with written notice of the breach and a thirty
(30) day period to cure such non-monetary breach. If the breaching party fails to cure such breach within the applicable cure period, or if Customer breaches
Section 5 or Section 6 of the Agreement, the non-breaching party may terminate this Agreement on written notice to the breaching party. This right of termination shall be in addition to any other rights and remedies which either party may have available to it in law or in equity. In addition, upon the occurrence of any breach by Customer hereunder which has not been cured within the applicable cure period set forth in this section, the cumulative total of the balance of all monthly payments remaining on this Agreement shall become due and payable by Customer as of that date as liquidated damages and not as a penalty. Customer acknowledges that the amounts payable pursuant to the preceding sentence are equitable compensation to SAVVIS and are intended to reasonably compensate SAVVIS for the losses which are occasioned by Customer's failure to honor Customer's obligations hereunder and that the exact amount of damages is difficult or impractical to establish. Notice for monetary default may be sent by e-mail, facsimile, or other written format.



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TERMINATION FOR CONVENIENCE: In the event that Customer terminates for convenience any Connection under the Agreement, such termination shall be effective one (1) month from SAVVIS' receipt of notice, and Customer shall be liable for the following charges:

                  (i) If Customer terminates for convenience any Connection on or before twelve (12) months from the activation of the Connection, Customer shall owe to SAVVIS 100% of the cumulative total of the balance of all monthly payments remaining on any terminated Connection.

                  (ii) If Customer terminates for convenience any Connection after twelve (12) months from the activation of the Connection but before twenty-four (24) months from such activation, Customer shall owe to SAVVIS 10% of the cumulative total of the balance of all monthly payments remaining on any terminated Connection.

For the avoidance of doubt, the cumulative total of the balance of all monthly payments remaining on any terminated Connection shall be based on a twenty-four
(24) month term. This termination for convenience shall only apply to network Connections.

PRE-ACTIVATION CANCELLATION: In the event that Customer terminates a Connection prior to the delivery of the local loop, Customer shall owe SAVVIS a pre-delivery cancellation fee as follows: $1,000 per Logical or Private Virtual Connection, provided, however, if a loop is also delivered, Customer shall also be billed for the loop as set forth herein; $1,500 per T1 or per DS-1 Connection; $2,500 per T3 or per DS-3 Connection. For Connections that are higher than DS-3, Customer shall be liable for at least $5,000 per Connection. In addition, Customer shall be responsible for any and all third-party charges, including local access charges and facility charges, SAVVIS incurs or will incur on such terminated or cancelled Connection. After the delivery of the local loop, Customer shall be liable in accordance with the first paragraph of this section.

9. MAINTENANCE. Routine maintenance and periodic system repairs, upgrades, and reconfigurations may result in temporary impairment or interruption in service. As a result, SAVVIS does not guarantee continuous or uninterrupted service and reserves the right from time to time to temporarily reduce or suspend service without notice subject to the terms and conditions of the SLA. The provisions set forth in the SLA shall be Customer's sole and exclusive remedy in the event of any SLA deficiency, including, but not limited to, the unavailability of Customer's Connection.

10. INDEMNIFICATION. Customer shall indemnify, defend and hold SAVVIS, its affiliates, officers, directors, licensees, licensers, and vendors harmless from any and all claims, losses, damages and expenses, including, without limitation, reasonable attorney's fees and court costs, or liabilities arising from (i) any claims made against SAVVIS by any third party in connection with the use of Connection(s)/Services by Customer or Customer's end-user(s), including, by way of example and not limitation, claims arising from or related to a violation of the AUP or any other provision of this Agreement; (ii) any claim of infringement of any intellectual property or other proprietary interest based on the possession or use of any Services or equipment furnished to Customer or Customer's end-user(s); or (iii) any acts or omissions of Customer, Customer's end-users, agents or contractors in connection with the Services.

SAVVIS will defend or settle any suit or proceeding brought against Customer based upon a claim that the Connections alone and not in combination with any other product or service constitutes an infringement of any valid US patent, copyright or trade secret of any third party, and will pay all damages and costs finally awarded or reached through settlement against Customer up to the liability limited of this Agreement. SAVVIS shall be relieved of its obligation to defend Customer from any such claim solely to the extent that the alleged infringement results from a Connection or services modified by or on behalf of the Customer, but only if such modification was not made or authorized by SAVVIS, or use of the Connection or service by Customer other than in accordance with the terms of this Agreement. Upon notice of not less than seven (7) days, SAVVIS reserves the right (but shall have no obligation) to modify or terminate any or all Connections or services or restrict Customer's use in whole or in part in the event of any suit or proceeding, or threatened suit or proceeding, which may be subject to an indemnity obligation under this Section, provided however that SAVVIS shall use its commercially reasonable efforts to substitute the infringing product with a product that is substantially similar.

A party's obligation to indemnify shall be contingent upon (i) the indemnified party promptly notifying the indemnifying party in writing of any such suit or proceeding, (ii) providing the indemnifying party with sole control over the defense or settlement of any such claim or action, provided that no settlement will be agreed upon that does not completely release the indemnified party from liability with respect to the claim and/or requires any affirmative action by the indemnified party that is not consented to by the indemnified party; and
(iii) the indemnified party providing reasonable information and assistance in the defense or settlement of any such claim or action. The indemnified party may participate in any such suit or proceeding through counsel of its choice at its own expense; provided, that the costs associated with such counsel shall not be deemed damages or costs for purposes of the indemnity hereunder.


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11.      GOVERNING LAW. This Agreement is deemed to be entered into in the State of New York and shall not become a binding obligation of SAVVIS until it has been executed by an officer of SAVVIS. This Agreement is subject to credit approval by SAVVIS in its sole discretion. The parties agree that any dispute arising under this Agreement shall be governed by and construed in accordance with the laws of the State of New York except for its principals for resolving conflicts of law. Except as otherwise expressly provided in this Agreement or agreed to in writing by the parties, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association ("AAA").

12. ASSIGNMENT. Neither party may assign this Agreement or any portion hereof without the other party's prior written consent, which consent shall not be unreasonably withheld, provided that either party may assign this Agreement or a portion thereof (i) in the event of a merger in which the party is not the surviving entity; (ii) in the event of a sale of all or substantially all of its assets; or (iii) to any affiliate (provided further that in the event of an assignment to an affiliate by Customer, the assignee must be of equal or better creditworthiness as Customer, as determined by SAVVIS in its sole discretion). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13. LIMITATION ON LIABILITY. EXCEPT FOR DAMAGES ARISING OUT OF (I) CUSTOMER'S BREACH OF ITS OBLIGATIONS IN THE ACCEPTABLE USE SECTION AND/OR THE AUP; AND, (II) EACH PARTY'S BREACH OF ITS CONFIDENTIALITY OBLIGATION AS SET FORTH IN SECTION 14, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR AGENTS BE LIABLE TO THE OTHER PARTYOR ANY THIRD PARTY IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY LOST OR IMPUTED PROFITS OR REVENUES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE SERVICES RESULTING FROM DELAYS, NONDELIVERIES, MISDELIVERIES OR SERVICE INTERRUPTION HOWEVER CAUSED ARISING FROM OR RELATED TO THE SERVICES OR THIS AGREEMENT, REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, WHETHER BREACH OF WARRANTY, INDEMNIFICATION, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, AND WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT OR OTHERWISE, AND REGARDLESS OF WHETHER SUCH PARTYHAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LIABILITY, LOSS OR DAMAGE. NOTWITHSTANDING THE ABOVE, IN THE EVENT OF A BREACH BY A PARTY OF THE CONFIDENTIALITY OBLIGATION, THE TOTAL AGGREGATE LIABILITY OF A PARTY TO THE OTHER PARTY AND ANY THIRD PARTY IN CONNECTION WITH THIS AGREEMENT FOR SUCH BREACH BY THE PARTY SHALL BE LIMITED TO SUCH DAMAGES PROVEN BY THE OTHER PARTY NOT TO EXCEED TWO MILLION DOLLARS ($2,000,000).

EXCEPT AS SPECIFICALLY SET FORTH IN THE SLA, WHICH SETS FORTH CUSTOMER'S EXCLUSIVE REMEDY FOR BREACH OF THE SLA OR ANY DEFICIENCIES IN SERVICE, THE TOTAL AGGREGATE LIABILITY OF SAVVIS TO CUSTOMER AND ANY THIRD PARTY IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO DIRECT DAMAGES PROVEN BY CUSTOMER NOT TO EXCEED AN AMOUNT EQUAL TO THE TOTAL NET PAYMENTS RECEIVED BY SAVVIS FOR THE APPLICABLE CONNECTION OR SERVICE IN THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE IN WHICH THE CLAIM ARISES. Customer acknowledges that SAVVIS has set its warranties, prices, and other charges in reliance on the foregoing limitations of liability, which form an essential basis of the bargain between the parties.

14. CONFIDENTIAL INFORMATION. Unless required to release by a law or court or government order, in which case the disclosing party will give as much notice as reasonably possible unless such order explicitly restricts such notification, or unless such information is already publicly available, neither party shall disclose any of the terms and conditions of this Agreement nor any non-public information (collectively "Confidential Information") without the prior written consent of the other party hereto. Notwithstanding the foregoing and other that SAVVIS' pricing information, each party may disclose Confidential Information to any consultants, contractors, and counsels who have a need to know basis and have executed a reasonably protective non-disclosure agreement with the disclosing party.

         In performing its duties under this Agreement, SAVVIS may receive or have access to, from or through Customer, personal data. SAVVIS shall not disclose or use the personal data for any reason other than as necessary to carry out its duties and responsibilities under this Agreement or as required by law.

         Neither party will use, in advertising or publicity or in any way related to this Agreement or the subject matter hereof, the name of the other party or its affiliates or any of their directors, officers, managers, employees, consultants or agents or any trade name, trademark, service mark, logo or symbol of the other party or its affiliates, except with the express written consent of the other party.


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

         In the event the receiving party commits a breach of, or threatens to commit a breach of, this Section 14, the disclosing party shall have the right to seek and obtain all judicial relief (including, but not limited to, injunctive or other equitable relief, and monetary damages, interest and attorney's fees and expenses) as may be ordered or awarded by a court of competent jurisdiction.

15. MODIFICATION. Except for additional services to be ordered by a Service Order, this Agreement may be modified only by a written instrument executed by both parties.

16. NOTICES. Any notice required to be given hereunder shall be in writing and shall be deemed to have been delivered when deposited in the United States mail (registered or certified mail), return receipt requested, with adequate postage affixed, or delivered to a national overnight courier service and addressed to the persons set forth herein.

To SAVVIS:

                                                                                   For all cancellation/disconnection.
General notices:                           with a copy to:                          upgrades, or termination notices:
----------------                           --------------                           ----------------------------------
SAVVIS Communications Corporation          SAVVIS Communications Corporation       SAVVIS Communications Corporation
12851 Worldgate Drive                      1 SAVVIS Parkway                        12851 Worldgate Drive
Herndon, Virginia, USA 20170               Town & Country, MO, USA 63017           Herndon, Virginia, USA 20170
Attn: Controller, Finance Department       Attn: Legal Administrator               Attn: Client Solutions

To Customer:        Dex Media, Inc.
                    198 Inverness Drive West
                    Inglewood, CO 80112
                    ATTN: Legal Department

17. FORCE MAJEURE. Neither party shall be responsible for any failure to perform its obligations under this Agreement, except for Customer's obligation to pay for services provided by SAVVIS and received by Customer, if such failure is caused by war, labor strike, terrorist act, fire, flood, earthquake, act of government or other events similar events beyond the reasonable control of the other party.

18.      MISCELLANEOUS.

         a) SAVVIS may install a dial line at the Customer Connection site to monitor the Connection(s), provided however where Qwest or its successor in interest ("Qwest") is the incumbent local exchange carrier where a Connection is located, SAVVIS shall use reasonable efforts to use Qwest dial lines for such Connections. This dial line is to be used by SAVVIS for its monitoring purposes and shall not be used by Customer, its agents, contractors, representative, or end-users. In the event such unauthorized usage occurs, Customer shall reimburse SAVVIS for any costs associated with such unauthorized usage, including phone bills. Furthermore, in the event that SAVVIS is unable to monitor the Connection(s) due to Customer's, its agents, contractors, representative, or end-users unauthorized usage, the SLA for the time period affected shall be null and void.

         b) In the event that SAVVIS or the local access provider needs to access the Customer Connection site to maintain or repair or otherwise affect the Connection(s), Customer shall cooperate in a timely manner and provide access to the Customer Connection site and assist SAVVIS or the local access provider to affect such maintenance. In the event Customer does not provide, in a timely manner, the required assistance and/or access, SAVVIS may terminate the Agreement or suspend services, and Customer shall not be entitled to any remedies under the SLA for the timeframe during which the required assistance and/or access is not provided.

         c) In the event Customer requires a relocation of the Connection(s)/Service(s), such relocation shall be subject to subsection b above, and such relocated Connection(s)/Service(s) shall be subject to additional terms and conditions required by SAVVIS.

         d) SAVVIS reserves the right to terminate the Agreement upon notice to Customer in the event that (i) SAVVIS cannot maintain, despite reasonable efforts to do so, its regulatory approval necessary to provide the Connection(s)/Service(s)and/or enter into this Agreement; and (ii) SAVVIS' underlying vendor is unable or unwilling to provide some or all of the services required for SAVVIS to continue this Agreement.

         e) Any cause of action Customer may have with respect to the Service must be commenced within six (6) months of the earlier of (i) the effective date of expiration or termination of this Agreement; or (ii) the date after the claim or cause of action arises or such claim or cause of action is barred.


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

19. ENTIRETY. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original for all purposes hereof. This Agreement contains the entire agreement of the parties hereto with respect to the matters covered hereby and supersedes any other prior or simultaneous agreement related to such matters.

SAVVIS COMMUNICATIONS CORPORATION                DEX MEDIA, INC.

By: /s/ JAMES MORI                               By: /s/ GEORGE BURNETT
   ----------------------                           -----------------------
Print Name: James Mori                           Print Name: George Burnett
Title: President-Americas                        Title: CEO and President
Date: 1/8/04                                     Date: 9/30/03


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